Exhibit 99.1

Press Contact:	For Immediate Release
Janine Fogal
650-623-1469

Investor Contact:
Bill Tamblyn
650-623-1309

Ditech Communications Announces

Fiscal 2004 Fourth Quarter And Full Year Financial Results

Fourth Quarter Revenue Grows 130% Over Prior Year

Mountain View, California, May 27, 2004 - Ditech Communications Corporation (Nasdaq: DITC) reported results for its fiscal 2004 fourth quarter and year ended April 30, 2004. Revenues for the fourth quarter were $23.1 million, an increase of 130% from revenues of $10.0 million in the same quarter of the prior fiscal year and up 8% from revenues of $21.3 million in the third quarter of fiscal 2004. Revenues for the year were $69.6 million, an increase of 98% from revenues of $35.1 million in fiscal 2003.

Income from continuing operations for the fourth quarter was $8.5 million compared to income of $0.4 million in the fourth quarter of fiscal 2003 and an increase of $1.8 million, or 24% over the third quarter fiscal 2004. Fiscal 2004 full year’s income from continuing operations was $17.7 million compared to a loss of $4.0 million in fiscal 2003. Included in the fourth quarter results is the reversal of $0.7 million of the facility-related restructuring charges which had been recorded in the first quarter of fiscal 2004 associated with the exiting of the Company's optical business.

“In summary, we've produced some sterling metrics including market share gains, increased gross margins, which we believe are sustainable, and systematic improvement of our competitive ability in each discipline within the company," said Tim Montgomery, president and CEO of Ditech Communications.  "We have transformed the company and created a singular focus which has enabled us to deliver the exceptional results we are reporting today and keep the promise of profitability made over a year ago to our shareholders.  Our momentum is strong and we move into this new fiscal year with a much larger business and a significantly larger market opportunity.”

Ditech Communications will discuss its fiscal 2004 fourth quarter and full year financial results at today’s conference call (see details later in this release).

Q4 Fiscal 2004 Results

•      Income from continuing operations for the fourth quarter of fiscal 2004 of $8.5 million, compared to income from continuing operations of $0.4 million in the same quarter of the prior fiscal year.

•      Fully diluted income per share from continuing operations for the fourth quarter of fiscal 2004 of $0.24, compared to income per share from continuing operations of $0.01 in the same quarter in the prior fiscal year.

•      Net income for the fourth quarter of fiscal 2004 of $8.3 million compared to a net loss of $3.8 million in the same quarter in the prior fiscal year.

•      Fully diluted net income per share of $0.24, compared to a net loss per share of $0.13 in the same quarter in the prior fiscal year.

Fiscal 2004 Results

•      Income from continuing operations for fiscal 2004 of $17.7 million, compared to a loss from continuing operations of $4.0 million in fiscal 2003.

•      Fully diluted income per share from continuing operations for fiscal 2004 of $0.53, compared to a loss per share from continuing operations of $0.13 in the prior fiscal year.

•      Net income for fiscal 2004 of $8.2 million compared to a net loss of $75.1 million in fiscal 2003. The net loss for fiscal 2003 included a $36.8 million cumulative effect of accounting change for transitional impairment loss.

•      Fully diluted net income per share of $0.24, compared to a net loss per share of $2.47 in fiscal 2003.

Basis of Presentation

In the first quarter fiscal 2004, Ditech Communications made the decision to exit the optical business.  Ditech Communications subsequently executed a sale of a substantial portion of the assets used in its optical business to JDSU and disposed of the remaining assets.  As a result, the optical business is accounted for as a discontinued operation in all financial information presented for both fiscal 2003 and fiscal 2004.

Q1 Fiscal 2005 Outlook

Ditech Communications expects revenues in the first quarter of fiscal 2005 to grow 10% over the fourth quarter level. Ditech Communications expects gross profit, as a percentage of revenue, to approximate fourth quarter levels and expects operating expenses to be 35% of revenues.

Conference Call

Ditech Communications will host an investor webcast and conference call, at 4:20 p.m. EDT today, to review its fiscal 2004 year and fourth quarter performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: 612-332-0820. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of the Ditech Communications’ web site home page: http://www.ditechcom.com. A replay of the FY04 conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at (320) 365-3844. The conference call ID is: 730226. The replay of the webcast will be available on Ditech Communications’ website at the same location until at least its next earnings announcement.

Ditech Communications Corporation

Ditech Communications Corporation is a global telecommunications equipment supplier for voice networks. Ditech Communications’ voice products are high-capacity echo canceller and voice enhancement products that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance (VQA), a robust and cost-effective solution for voice enhancement (including noise reduction) and echo cancellation. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release regarding Ditech Communications’ expected financial results for the first quarter of fiscal 2005 and Ditech Communications' outlook of our significantly larger market opportunity are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that: shipment of products Ditech Communications expects to ship before the end of the quarter may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could continue to weaken or remain flat due to the weakness in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communication's quarterly report on Form 10-Q for the quarter ended January 31, 2004 (filed March 8, 2004 with the Securities and Exchange Commission).

- end -

Ditech Communications Corporation

Consolidated Statements of Operations

For the Three Month Periods and Years Ended April 30, 2004 and 2003

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2004	2003	2004	2003

Revenue	$23,083	$10,046	$69,590	$35,088

Cost of goods sold	7,461	3,641	23,413	13,543

Gross profit	15,622	6,405	46,177	21,545

Operating expenses:
Sales and marketing	3,855	2,429	13,168	12,051
Research and development	2,877	2,697	10,719	9,952
General and administrative	1,321	1,204	5,308	5,269
Restructuring costs	(741)	—	275	—

Total operating expenses	7,312	6,330	29,470	27,272

Income (loss) from operations	8,310	75	16,707	(5,727)

Other income, net	324	294	1,294	1,702

Income (loss) before provision for income taxes	8,634	369	18,001	(4,025)

Provision for income taxes	143	—	270	—

Income (loss) from continuing operations	8,491	369	17,731	(4,025)

Discontinued operations:
Loss from discontinued operations	—	(4,206)	(2,538)	(34,248)
Loss on disposition of discontinued operations	(189)	—	(6,998)	—
Loss from discontinued operations	(189)	(4,206)	(9,536)	(34,248)

Income (loss) before cumulative effect of accounting change	8,302	(3,837)	8,195	(38,273)
Cumulative effect of accounting change	—	—	—	(36,837)

Net income (loss)	$8,302	$(3,837)	$8,195	$(75,110)

Basic income (loss) per share:
From continuing operations	$0.26	$0.01	$0.56	$(0.13)
From discontinued operations	—	$(0.14)	$(0.08)	$(1.13)
From disposition of discontinued operations	$(0.01)	—	$(0.22)	—
From cumulative effect of accounting change	—	—	—	$(1.21)
Basic net income (loss) per share	$0.25	$(0.13)	$0.26	$(2.47)

Diluted income (loss) per share:
From continuing operations	$0.24	$0.01	$0.53	$(0.13)
From discontinued operations	—	$(0.14)	$(0.08)	$(1.13)
From disposition of discontinued operations	—	—	$(0.21)	—
From cumulative effect of accounting change	—	—	—	$(1.21)
Diluted net income (loss) per share	$0.24	$(0.13)	$0.24	$(2.47)

Weighted shares used in per share calculation:
Basic	32,735	30,456	31,734	30,371
Diluted	35,095	30,456	33,496	30,371

Ditech Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30, 2004	April 30, 2003

Assets
Cash and cash equivalents	$94,785	$94,495
Short-term investments	30,724	—
Accounts receivable, net	6,544	6,249
Inventories	5,955	8,467
Other current assets	2,168	4,510

Total current assets	140,176	113,721

Long-term investments	4,996	—
Property and equipment, net	3,603	8,893
Other assets	1,773	3,827

Total Assets	$150,548	$126,441

Liabilities and Stockholders’ Equity
Accounts payable	$2,123	$2,323
Accrued expenses	8,885	6,026
Deferred revenue	2,450	121
Income taxes payable	1,690	1,833

Total current liabilities	15,148	10,303

Stockholders’ equity	135,400	116,138

Total Liabilities and Stockholders’ Equity	$150,548	$126,441